NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 14, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 2, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Spark Networks, Inc. and Chardonnay Merger Sub, Inc., a wholly-owned subsidiary of Spark Networks SE (f/k/a Blitz 17-655 SE), and Affinitas GmbH became effective on November 2, 2017. Each share of Common Stock of Spark Networks, Inc. was converted into 0.10 of a share of American Depositary Shares (each representing one-tenth of an Ordinary Share) of Spark Networks SE. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 3, 2017.